NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 8, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 28, 2019 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the change in domicile of STERIS plc which became effective on March 28, 2019, each Ordinary Share of STERIS plc (STERIS UK) was exchanged for one (1) Ordinary Share of STERIS plc (STERIS Ireland) on a share for share basis. This Form 25 is being filed solely in connection with the discontinuation of trading on the Exchange of Ordinary Shares of STERIS UK, and not a termination of the registration of the Ordinary Shares of STERIS Ireland under Section 12(b) of the Exchange Act. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on March 28, 2019.